EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements for the year ended December 31, 2009 are based on the audited financial statements of Addus HomeCare Corporation (the “Company”) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and the audited financial statements of Advantage Health Systems, Inc., a South Carolina corporation (“Advantage”), filed as Exhibit 99.1 to this report. The unaudited pro forma condensed combined financial statements as of and for the six months ended June 30, 2010 are based on the unaudited financial statements of the Company included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 and the unaudited financial statements of Advantage filed as Exhibit 99.1 to this report. The unaudited pro forma condensed combined financial statements give effect to the following two transactions:

(1) On July 26, 2010, Addus HealthCare, Inc. (“Addus HealthCare”), a wholly owned subsidiary of the Company, and certain subsidiaries of Addus HealthCare (together with Addus HealthCare, the “Borrowers”), entered into a joinder, consent and amendment (the “Second Amendment”) to the Loan and Security Agreement, dated as of November 2, 2009 (as amended, the “Credit Agreement”), among the Borrowers, Fifth Third Bank, as agent, the financial institutions from time to time parties thereto (“Lenders”), and the Company, as guarantor. Pursuant to the Second Amendment, (i) a new term loan was added to the Credit Agreement in the aggregate principal amount of $5.0 million with a maturity date of January 5, 2013, (ii) the requisite Lenders consented to the acquisition of certain assets of Advantage by Addus HealthCare (South Carolina), Inc. (“Addus South Carolina”), a wholly-owned subsidiary of Addus HealthCare, pursuant to an Asset Purchase Agreement (the “Purchase Agreement”), dated as of July 26, 2010, by and among Addus South Carolina, Advantage, Paul Mitchell, as the Seller Representative (the “Seller Representative”) and Paul Mitchell, Valerie Aiken, Charles Aiken, Kimberly Aiken Cockerham and Henry Motes (collectively, the “Sellers”) and (iii) Addus South Carolina was added as a new borrower under the Credit Agreement. Interest on the term loan under the Credit Agreement is payable either at a floating rate equal to the 30-day LIBOR, plus an applicable margin of 460 basis points or the LIBOR rate for term periods of one, two, three or six months plus a margin of 460 basis points. Interest will be paid monthly or at the end of the relevant interest period, as determined in accordance with the Credit Agreement. The new term loan will be repaid in 24 equal monthly installments commencing February 2011.

(2) On July 26, 2010, Addus South Carolina entered into the Purchase Agreement, pursuant to which Addus South Carolina acquired certain of Advantage’s assets used in the operation of its home health agency business, including but not limited to certain contracts, leases, regulatory permits and licenses, records and files. The total consideration payable pursuant to the Purchase Agreement is $8.38 million, comprised of $5.14 million in cash, 248,000 shares of common stock, par value $0.001, of the Company (the “Common Stock”), having an aggregate value of $1.24 million (valued at a price per share equal to the average closing price of the Company’s stock on The Nasdaq Global Market for the three most recent trading days preceding the closing, subject to a floor of $5.00 per share,), up to $2.0 million in future cash consideration subject to the achievement of certain EBITDA targets set forth in an Earn-Out Agreement by and among Addus South Carolina, the Company, as guarantor, Advantage, the Seller Representative and the Sellers, dated as of July 26, 2010 (the “Earn-Out Agreement”), and the assumption of certain specified liabilities, including all liabilities and obligations of Advantage with respect to the acquired assets and acquired contracts first arising after the date on which the transactions contemplated by the Purchase Agreement were consummated (the “Transaction”). The closing of the Transaction occurred on July 26, 2010 but was effective as of July 25, 2010.

The unaudited pro forma condensed combined balance sheet as of June 30, 2010 gives effect to this acquisition of Advantage as if it occurred on June 30, 2010 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2009 and for the six months ended June 30, 2010 is presented as if the transaction had been consummated on January 1, 2009. The pro forma adjustments are based upon available information, preliminary estimates and certain assumptions that the Company believes are reasonable and are described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not take into account (i) any synergies or cost savings that may or are expected to occur as a result of the Advantage acquisition or (ii) any cash or non-cash charges that the Company may incur in connection with the Advantage acquisition, the level and timing of which cannot yet be determined. The unaudited pro forma condensed combined financial statements have been prepared in accordance with applicable rules and regulations promulgated by the Securities and Exchange Commission.

The unaudited pro forma condensed combined financial statements assume that the Advantage acquisition would be accounted for using the purchase method of accounting in accordance with ASC 805, “Business Combinations” and the resultant goodwill and other intangible assets will be accounted for under ASC 350 “Goodwill and Other Intangible Assets”. The total purchase price has been preliminarily allocated based on information available to the Company as of the date of this report, to the tangible and intangible assets acquired and liabilities assumed based on management’s preliminary estimates of their current fair values. These estimates and assumptions of fair values of assets acquired and liabilities assumed and related operating results are subject to change that could result in material differences between the actual amounts and those reported in the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only and are subject to a number of uncertainties and assumptions and do not purport to represent what the combined companies’ actual performance or financial position would have been had the transactions occurred on the dates indicated and do not purport to indicate financial position or results of operations as of any future date or for any future period. You should read the following information in conjunction with the Company’s and Advantage’s historical financial statements and the accompanying notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2009 and from the Company’s Quarterly Report on Form 10-Q as of and for the three and six months ended June 30, 2010.

As used herein, (i) the terms “we,” “our,” “us,” “Addus”, and “the Company” refer to Addus HomeCare Corporation and its consolidated subsidiaries, and (ii) the term “Advantage” refers to Advantage Health Systems, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2010

(in thousands, except per share data)

	As of June 30, 2010
	Historical Addus	Historical Advantage	Pro forma adjustments (Note 2)		Pro forma combined
ASSETS

Current assets:
Cash	$935	$325	$(465	)(A)	$795
Accounts receivable, net	76,647	1,633	(1,633	)(B)	76,647
Prepaid expenses and other assets	8,872	168	(168	)(B)	8,872
Deferred tax assets	6,364	—	—		6,364
Income taxes receivable	48	—	—		48

Total current assets	92,866	2,126	(2,266)		92,726

Property and equipment, net	3,053	203	(45	)(B)	3,211

Other assets:
Goodwill	59,613	—	4,191	(C)	63,804
Intangible assets, net	11,611	147	3,484	(D)	15,242
Deferred tax assets	188	—	—		188
Other assets	667	77	(77	)(B)	667

Total other assets	72,079	224	7,598		79,901

Total assets	$167,998	$2,553	$5,287		$175,838

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,411	$46	$(46	)(B)	$5,411
Accrued expenses	26,913	332	168	(E)	27,413
Current maturities of long-term debt	4,737	838	204	(F)	5,779
Deferred revenue	2,410	139	(139	)(B)	2,410

Total current liabilities	39,471	1,355	187		41,013

Non-current liabilities:
Long-term debt, less current maturities	44,819	—	3,958	(F)	48,777
Other long-term liabilities	—	—	1,100	(E)	1,100

Total non-current liabilities	44,819	—	5,058		49,877

Stockholders’ equity	83,708	1,198	42	(G)	84,948

Total liabilities and stockholders’ equity	$167,998	$2,553	$5,287		$175,838

Unaudited Pro Forma Condensed Combined Statement of Operations

Six months ended June 30, 2010

(in thousands, except per share data)

	For the six months ended June 30, 2010
	Historical Addus	Historical Advantage	Pro forma adjustments (Note 2)		Pro forma combined
Net service revenues	$131,770	$6,528	$—		$138,298
Cost of service revenues	93,214	4,305	—		97,519

Gross profit	38,556	2,223	—		40,779

General and administrative expenses	30,695	1,592	—		32,287
Depreciation and amortization	1,897	27	199	(D)	2,123

Total operating expenses	32,592	1,619	199		34,410

Operating income	5,964	604	(199)		6,369
Interest expense, net	1,468	32	106	(H)	1,606

Income before income taxes	4,496	572	(305)		4,763
Income tax expense	1,484	—	88	(I)	1,572

Net income	$3,012	$572	$(393)		$3,191

Net income per common share:
Basic	$0.29				$0.30

Diluted	$0.29				$0.30

Weighted average number of common shares and potential common shares outstanding:
Basic	10,500		248	(G)	10,748

Diluted	10,500		248	(G)	10,748

Unaudited Pro Forma Condensed Combined Statement of Operations

Year ended December 31, 2009

(in thousands, except per share data)

	For the year ended December 31, 2009
	Historical Addus	Historical Advantage	Pro forma adjustments (Note 2)		Pro forma combined
Net service revenues	$259,305	$13,189	$—		$272,494
Cost of service revenues	182,693	8,557	—		191,250

Gross profit	76,612	4,632	—		81,244

General and administrative expenses	59,924	3,247	—		63,171
Depreciation and amortization	4,913	33	494	(D)	5,440

Total operating expenses	64,837	3,280	494		68,611

Operating income	11,775	1,352	(494)		12,633
Interest expense, net	6,773	39	302	(H)	7,114

Income before income taxes	5,002	1,313	(796)		5,519
Income tax expense	1,400	—	145	(I)	1,545

Net income	3,602	1,313	(941)		3,974

Less: Preferred stock dividends, undeclared subject to payment on conversion; declared and converted November 2009	(5,387)	—	—		(5,387)

Net loss attributable to common shareholders	$(1,785)	$1,313	$(941)		$(1,413)

Net loss per common share:
Basic	$(0.66)				$(0.48)

Diluted	$(0.66)				$(0.48)

Weighted average number of common shares and potential common shares outstanding:
Basic	2,707		248	(G)	2,955

Diluted	2,707		248	(G)	2,955

Notes to Unaudited Condensed Combined Pro Forma Financial Statements

(in thousands, except per share data)

1.	Advantage Acquisition

On July 26, 2010, the Company entered into the Purchase Agreement, pursuant to which the Company acquired certain assets of Advantage used in the operation of its home health agency business. The total consideration payable pursuant to the Purchase Agreement was $8,380, comprised of $5,140 in cash, common stock consideration with a deemed value of $1,240 resulting in the issuance of 248 common shares, and a maximum of $2,000 in future cash consideration subject to the achievement of certain performance targets set forth in an Earn-Out Agreement and the assumption of certain specified liabilities.

On July 26, 2010, the Company entered into the Second Amendment to its credit facility. The Second Amendment provides for a new term loan component of the credit facility in the aggregate principal amount of $5,000 with a maturity date of January 5, 2013. The requisite lenders also consented to the acquisition, effective July 25, 2010, of certain assets of Advantage, by the Company, pursuant to the Purchase Agreement. The new term loan will be repaid in 24 equal monthly installments commencing February 2011. Interest on the new term loan under the credit facility is payable either at a floating rate equal to the 30-day LIBOR, plus an applicable margin of 4.6% or the LIBOR rate for term periods of one, two, three or six months plus a margin of 4.6%. Interest will be paid monthly or at the end of the relevant interest period.

Our acquisition of Advantage has been accounted for in accordance with ASC 805, “Business Combinations” and the resultant goodwill and other intangible assets will be accounted for under ASC 350 “Goodwill and Other Intangible Assets”. Assets acquired and liabilities assumed were recorded at their fair values as of June 30, 2010. The total preliminary purchase price is $7,980 and is comprised of:

Total

Cash	$5,140
Issuance of 248 Addus shares at $5.00 per share (valued at a price per share equal to the average closing price of the Company’s stock for the three most recent trading days preceding the closing, subject to a floor of $5.00 per share)	1,240
Contingent earn-out obligation (net of $92 discount)	1,600

Total preliminary purchase price	$7,980

The contingent earn-out obligation has been recorded at its fair value of $1,600, which is the present value of our obligation based on probability-weighted estimates of the achievement of certain performance targets, as defined.

Under business combination accounting, the total preliminary purchase price will be allocated to Advantage’s net tangible and identifiable intangible assets based on their estimated fair values. Based upon our management’s preliminary valuation, the total purchase price will be allocated as follows:

Total

Goodwill	$4,191
Identifiable intangible assets	3,631
Property and equipment	158

Total preliminary purchase price allocation	$7,980

Goodwill represents the excess of the purchase price over the fair value of net tangible and identifiable intangible assets acquired. Goodwill amounts are not amortized, but rather are tested for impairment at least annually. In the event that we determine that the value of goodwill has become impaired, we will incur an impairment charge for the amount during the fiscal quarter in which such determination is made.

Identifiable intangible assets acquired consist of trade names and trademarks, certificates of need and state licenses, customer relationships, and non-compete agreements. The preliminary estimated fair value of identifiable intangible assets was determined by our management.

Notes to Unaudited Condensed Combined Pro Forma Financial Statements

(in thousands, except per share data)

2.	Pro Forma Adjustments

The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet as of June 30, 2010:

(A)	Cash:

Total

Cash
To record the elimination of Advantage’s cash due to the Company not purchasing working capital accounts	$(325)
To record cash paid by the Company in connection with the purchase price of Advantage	(140)

Total adjustments to cash	$(465)

(B)	To record the elimination of Advantage’s net assets that were not purchased by the Company:

Total

Accounts receivable, net	$(1,633)
Prepaid expenses and other assets	$(168)
Property and equipment, net	$(45)
Other assets	$(77)
Accounts payable	$(46)
Deferred revenue	$(139)

(C)	To record the preliminary fair value of goodwill:

	Advantage’s Historical amount, net	Preliminary fair value	Increase

Goodwill	$—	$4,191	$4,191

Notes to Unaudited Condensed Combined Pro Forma Financial Statements

(in thousands, except per share data)

(D)	To record the difference between the preliminary fair value and the historical amount of intangible assets:

(in thousands)	Advantage’s Historical amount, net	Preliminary fair value	Increase	Annual amortization*	Six months amortization*	Estimated useful life

Trade names and trademarks	$—	$222	$222	$44	$22	5 years
Certificates of need and state licenses	147	790	643	—	—	Indefinite
Customer relationships	—	2,440	2,440	390	147	10 years
Non-compete agreements	—	179	179	60	30	3 years

Total identifiable intangible assets	$147	$3,631	$3,484	$494	$199

Advantage’s historical amortization				—	—

Net increase in amortization				$494	$199

*	Pro forma amortization expense is calculated herein using the straight-line method with the exception of customer relationships which is calculated on an accelerated basis. However, upon completion of our valuation process, we may conclude that intangible assets should be amortized using an accelerated method.

(E)	Accrued expenses and other long-term liabilities:

Total

Accrued expenses:
To record the elimination of Advantage’s accrued expenses due to the Company not purchasing working capital accounts	$(332)
To record short-term portion of the $1,600 contingent earn-out obligation	500

Total adjustments to accrued expenses	$168

Total
Other long-term liabilities:
To record long-term portion of the $1,600 contingent earn-out obligation	$1,100

Total adjustments to other long-term liabilities	$1,100

(F)	Debt:

Long-term debt:

Total
New term loan (On July 26, 2010, the Company entered into the Second Amendment)	$5,000
Less: current maturities	(1,042)

Total adjustments to long-term debt	$3,958

Current maturities of long-term debt:

Total
New term loan, current maturities	$1,042
To record the elimination of Advantage’s line of credit due to the Company not assuming the obligation in the purchase price	(838)

Total adjustments to current maturities of long-term debt	$204

Notes to Unaudited Condensed Combined Pro Forma Financial Statements

(in thousands, except per share data)

(G)	To record the following adjustments to stockholders’ equity:

Total

Issuance of 248 Addus shares at $5.00 per share (valued at a price per share equal to the average closing price of the Company’s stock for the three most recent trading days preceding the closing, subject to a floor of $5.00 per share)	$1,240
To record the elimination of Advantage’s stockholders’ equity as of June 30, 2010	(1,198)

Total adjustments to stockholders’ equity	$42

(H)	To record interest expense related to the Company’s the Second Amendment to its new credit facility. Interest on the new term loan under the credit facility is payable either at a floating rate equal to the 30-day LIBOR, plus an applicable margin of 4.6% or the LIBOR rate for term periods of one, two, three or six months plus a margin of 4.6%. The effective interest rate for the year ended December 31, 2009 and for the six months ended June 30, 2010 was approximately 5.0%. The interest expense for the year ended December 31, 2009 and for the six months ended June 30, 2010 was $247 and $90, respectively. The fair market value of the Company’s earn-out obligation totaling $1,600 is net of an unamortized discount of $92 that will be amortized over an estimated period of 20 months. Total discount amortization for the year ended December 31, 2009 and for the six months ended June 30, 2010 was $55 and $28, respectively. The pro forma adjustments to interest expense is comprised of:

	For the Six Months Ended June 30, 2010	For the Year Ended December 31, 2009
Interest on new term loan	$90	$247
Amortization of debt issuance costs	20	39
Amortization of discount on the Company’s earn-out obligation	28	55
Elimination of Advantage’s historical interest expense	(32)	(39)

	$106	$302

(I)	To record income tax provision on Advantage’s historical income before taxes and on all pro forma adjustments at the Company’s effective tax rate of 28% and 33% for the year ended December 31, 2009 and for the six months ended June 30, 2010, respectively.